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                                                                    EXHIBIT 11.1


             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


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
                                                                    YEAR ENDED DECEMBER 31,
                                                                --------------------------------
                                                                     1997             1996
                                                                ---------------  ---------------

Weighted average Crescent common shares outstanding during
 the year                                                           703,538          701,520

Common shares issuable in connection with  assumed exercise
 of options under the treasury stock method                          18,677           12,963
                                                                 ---------------------------
TOTAL                                                               722,215          714,483
                                                                 ===========================
Net Income                                                       $1,219,277         $583,348
                                                                 ===========================
Per Share amount - Primary                                       $     1.73         $    .83

Per Share amount - Diluted                                       $     1.69         $    .82
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